                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          BRANDPARTNERS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           BRANDPARTNERS GROUP, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                                                              New York, New York
                                                                  April 30, 2002
To the Stockholders of
BRANDPARTNERS GROUP, INC.

     The Annual Meeting of Stockholders of BrandPartners Group, Inc. will be held on June 5, 2002 at The Kimberly Hotel, 145 East 50th Street, New York, New York at 9:00 a.m. for the following purposes:

          (1) To elect two directors to serve for three year terms or until their successors are duly elected and qualified;

          (2) To ratify the appointment of Grant Thornton LLP as the independent certified public accountants for BrandPartners Group, Inc. for the year ended December 31, 2002; and

          (3) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 24, 2002 are entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE PRESENTED TO THE MEETING, ARE URGED TO REVIEW THE ATTACHED PROXY STATEMENT PROMPTLY AND THEN COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID, ADDRESSED ENVELOPE, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS FOR VOTING SET FORTH IN THE ATTACHED PROXY STATEMENT AND ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors,

                                          JEFFREY S. SILVERMAN,
                                          Chairman

                           BRANDPARTNERS GROUP, INC.
                                777 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                                PROXY STATEMENT

     This Proxy Statement is furnished with respect to the solicitation of proxies by the Board of Directors of BrandPartners Group, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. on June 5, 2002 and at any adjournment or adjournments thereof, at The Kimberly Hotel, 145 East 50th Street, New York, New York. The approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders was April 30, 2002.

     As of the close of business on April 24, 2002, the date for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof, there were issued and outstanding 18,063,553 shares of the Company's common stock, the holders thereof being entitled to one vote per share. The presence at the Annual Meeting of a majority of such shares, in person or by proxy, is required for a quorum. All shares that have been properly voted, whether by telephone, Internet or mail, and not revoked, will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted at the Annual Meeting.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to, each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice with respect to any matter to be acted upon, the shares will be voted as specified. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters.

     The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of the enclosed proxy materials to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such materials to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax and personal interview.

     Stockholders of record may vote by telephone, via the Internet or by mail. A toll-free telephone number and web site address are included on the proxy card. For stockholders who choose to vote by mail, a postage-paid envelope is provided.

     Voting by Telephone. Stockholders of record may vote by using the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow stockholders to vote their shares and confirm that their instructions have been properly recorded. The Company's telephone voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. Stockholders who vote by telephone need not return the proxy card. Please see the proxy card for specific instructions.

     Voting via the Internet. Stockholders of record may also vote via the Internet as instructed on the proxy card. Internet voting is available 24 hours a day. As with telephone voting, stockholders will be given the opportunity to confirm that votes have been properly recorded. The Company's Internet voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. Stockholders who vote via the Internet need not return the proxy card. Please see the proxy card for specific instructions.

     Voting by Mail. If a stockholder chooses to vote by mail, the proxy card should be signed, dated and returned in the postage-paid envelope provided. If a proxy card is signed, dated and mailed without indicating how it should be voted, it will be voted as recommended by the Board of Directors.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are currently eight members of the Company's Board of Directors. Upon the reincorporation of the Company in Delaware on August 20, 2001, the Company's new certificate of incorporation and by-laws established a classified Board of Directors. The members of the Board were divided into three classes, denominated Class I, Class II and Class III, with the directors in each such class holding office following the initial classification for terms of one year, two years and three years, respectively, as follows: Class I Directors (term expiring
2002) -- Richard Levy and Ronald Nash; Class II Directors (term expiring
2003) -- J. William Grimes and William Lilley III; and Class III Directors (term expiring 2004) -- Jonathan F. Foster, Nathan Gantcher, Jeffrey S. Silverman and Edward T. Stolarski. Thereafter, the successors to each class of directors will be elected for three year terms.

     At the Annual Meeting of Stockholders of the Company to be held June 5, 2002, two Class I directors will be elected. The Board of Directors has proposed the following nominees, each of whom has consented to serve if elected: Richard Levy and Ronald Nash. Each nominee elected as a director will serve for a three year term and until his successor is elected and qualified or until his earlier resignation or removal. If a nominee should be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Each of the nominees presently serves as a director.

     The Board of Directors recommends that stockholders vote FOR each of the nominees listed above. Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as directors of the nominees named above. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person. Directors will be elected by a plurality vote of the shares of common stock present in person or represented by proxy at the meeting. Abstentions and broker non-votes will not have the effect of votes in opposition to a person nominated as a director.

     Certain biographical information for the nominees and other directors whose terms of office continue after the 2002 Annual Meeting is set forth below.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2005

     Richard Levy, 67, has been a director of the Company since April 1994, and was the secretary of the Company from 1994 through August 2001. Since October 2000, Mr. Levy has been a Senior Managing Director of Insignia/ESG, a real estate management and brokerage firm. From March 1998 to October 2000, Mr. Levy was a Senior Vice President of Tishman Real Estate Services, a real estate consulting and brokerage firm. Until March 1998, Mr. Levy was a Senior Director of Cushman & Wakefield, Inc., a real estate consulting and brokerage firm, and was employed by such firm for almost 40 years.

     Ronald Nash, 57, has been a director of the Company since November 1999 and was President of the Company from January 2000 to March 2001. From 1998 to 1999, Mr. Nash served as President and Chief

Executive Officer of Network Consulting, Inc., a company engaged in both private and public financial markets. Mr. Nash founded and from 1982 to 1998 was the President of Nash Weiss & Co, a brokerage firm specializing in market making for Nasdaq companies. Mr. Nash is also a founder and director of Steinberg & Lyman Investment Bankers.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

     J. William Grimes, 61, has been a director of the Company since August 2000. He is the co-founder and General Partner of BG Media, a private equity fund founded in 1997 that focuses on the media/ communications industries and that was a member of an investor group participating in an equity investment in iMapData.com, Inc. ("iMapData"), a subsidiary of the Company, in February 2001. From 1994 to 1996, Mr. Grimes was the Chief Executive Officer of Zenith Media, a media planning and buying agency. From 1991 to 1993, Mr. Grimes served as the President and Chief Executive Officer of Multimedia (a diversified publishing company with newspapers and television properties, recently bought by Gannett). From 1988 to 1991, Mr. Grimes was the Chief Executive Officer of Univision Holdings, Inc. (a Spanish language media company operating in the United States). From 1981 to 1988, Mr. Grimes served as the President and Chief Executive Officer of ESPN. Mr. Grimes currently serves on the boards of a number of media companies, including InterVU (recently acquired by Akamai Technologies), a company that delivers live and on-demand video and audio content over the Internet, Lifestyle Ventures, a publisher of teen girl content and owner of American Cheerleader and Dance Spirit magazines, and Nelligan Sports Marketing, specializing in sports event management and marketing. Mr. Grimes also serves on the boards of BG Media portfolio companies i3 Mobile and American Media.

     William Lilley III, 64, has been a director of the Company since March 2000. He is a co-founder of iMapData, and has been Chairman and Chief Executive Officer of iMapData since it was acquired by the Company in 2000. From 1988 to 2000, Mr. Lilley was Chairman and Chief Executive Officer of InContext, Inc., a District of Columbia corporation, prior to its reincorporation in Delaware as iMapData. From 1980 to 1986, Mr. Lilley was Senior Vice President, Corporate Affairs, of CBS Inc. From 1977 to 1978, Mr. Lilley served as Staff Director of the Budget Committee for the U.S. House of Representatives and from 1975 to 1977 he served as Director of the U.S. Council on Wage and Price Stability. He received his Ph.D. from, and has taught at, Yale University.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

     Jonathan F. Foster, 41, has been a director of the Company since August 2000. In March 2002 Mr. Foster joined The Cypress Goup L.L.C., a private equity firm, as a Managing Director and member of the Investment Committee. From April 2001 to March 2002 Mr. Foster was a Senior Managing Director and head of industrial products mergers and acquisitions at Bear, Stearns & Co. Inc. From December 1999 through October 2000 he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com LLC. From 1988 though 1999, Mr. Foster was employed by the investment banking firm of Lazard Freres & Co., LLC, and served as a General Partner and later as a Managing Director of such firm from 1996 to 1999.

     Nathan Gantcher, 61, has been a director of the Company since August 2000. In January 2002 Mr. Gantcher became the Co-Chairman, President and Chief Executive Officer of Alpha Investment Management, LLC, a fund of funds. From 1997 to 1999 he was Vice Chairman of CIBC World Markets Corp., the U.S. Section 20 broker-dealer of Canadian Imperial Bank of Commerce. From 1968 to 1997, Mr. Gantcher was employed by Oppenheimer & Co., Inc., and served as its President, Chief Operating Officer and Co-Chief Executive Officer from 1983 until the firm was acquired by CIBC in 1997. Mr. Gantcher is chairman of the Board of Trustees of Tufts University and has been a member of such Board since 1983. He is a member of the Board of Overseers and Chairman of the Nominating Committee at the Columbia University Graduate School of Business. Mr. Gantcher is a member of the Council on Foreign Relations. He is a director of Neuberger Berman Inc., Mack-Cali Realty Corp. and Click Software, a Senior Advisor of RRE Investors, and a former governor of the American Stock Exchange. Mr. Gantcher is a member of the Steering Committee of the Wall Street Division of the United Jewish Appeal, a member of the Board of Directors of the Jewish Communal Fund and a Trustee of the Anti-Defamation League Foundation.

     Jeffrey S. Silverman, 56, has been Chairman of the Board and Chief Executive Officer of the Company since January 2000 and a director of the Company since November 1999. Mr. Silverman is co-founder and has served as Chairman of JLS Capital Partners, LLC, an investment firm, since 1997. Mr. Silverman has served as a director of Triarc Companies Inc. since 1999 and a director of Boyar Value Fund Inc. since 1998. From June 1982 to August 1997, Mr. Silverman was Chief Executive Officer of PLY GEM Industries, Inc., a home improvement building products supplier, and served as a director of PLY GEM from 1981 through August 1997, becoming its Chairman of the Board in February 1986.

     Edward T. Stolarski, 40, has been Executive Vice President and a Director of the Company since May 2000, Chief Financial Officer since June 2000, and secretary since August 2001. From 1987 to 2000, Mr. Stolarski was employed by GE Capital Corporation, where he was a Senior Vice President of the Capital Funding Group.

     During 2001, the Board of Directors held a total of eight meetings, and its Executive Committee held a total of ten meetings. The Board of Directors also has a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of Messrs. Foster, Gantcher and Grimes. The Compensation Committee reviews the Company's compensation policies and practices, develops recommendations with respect to compensation for the Company's senior executives and administers the Company's Incentive Compensation Plan and, with respect to employees of the Company, the 2001 Stock Incentive Plan. During 2001 the Compensation Committee held a total of three meetings. The Audit Committee of the Board of Directors is comprised of Messrs. Gantcher and Grimes. The Audit Committee reviews the audit plan with the Company's independent certified public accountants, the scope and results of their audit and other related audit and accounting issues. During 2001 the Audit Committee held a total of five meetings. The Board of Directors as a whole proposes nominees for election to the Board of Directors.

     Set forth below is biographical information for certain significant employees of the Company who are not also directors.

     Sharon Burd, 49, has been Vice President and Corporate Controller of the Company since March 2001. From December 1999 through March 2001, Ms. Burd was employed by New Plan Excel Realty Trust, Inc., a real estate investment trust, where she became Director of Financial Reporting in June 2000.

     Laurence J. DeFranco, 42, is a co-founder of iMapData.com, Inc., a subsidiary of the Company, and has been President and Secretary of iMapData since it was acquired by the Company in 2000. From 1988 to 2000, Mr. DeFranco was President and Secretary of InContext, Inc., a District of Columbia corporation, prior to its reincorporation in Delaware as iMapData.

     Kevin Kelly, 45, has been employed by Willey Brothers since 1986 and has been President of Willey Brothers since January 2001.

     James M. Willey, 60, is a co-founder of Willey Brothers, and has been a Co-Chairman and Chief Executive Officer of Willey Brothers since its inception in 1983.

     Thomas D. Willey, 58, is a co-founder of Willey Brothers, and has been a Co-Chairman and Chief Executive Officer of Willey Brothers since its inception in 1983.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company is comprised of two independent directors (as independence is defined in the Marketplace Rules of The Nasdaq Stock Market) and operates under a written charter adopted annually by the Board of Directors.

     In the performance of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with management of the Company. The Audit Committee also has discussed with the Company's independent certified public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Audit Committee has received the written disclosures and the letter from the independent certified public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent certified public accountants the independent certified public accountants' independence.

     Based on the review and discussions described above with management and the independent certified public accountants, and subject to the limitations of our role, the Audit Committee recommended to the Board of Directors that the financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Nathan Gantcher
                                          J. William Grimes

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's common stock as of April 17, 2002 by (i) each person who is known to us to be the beneficial owner of more than 5% of the common stock of the Company, (ii) each of our directors, (iii) each of our executive officers, and
(iv) all directors and executive officers of the Company as a group. The following information is based in part upon data furnished by the persons indicated below.

                                                       AMOUNT BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                     OWNED(2)         PERCENT OF CLASS
---------------------------------------                -------------------   ----------------
Robert S. Trump(3)...................................       4,506,422              24.9%
Jeffrey S. Silverman(4)..............................       4,631,000              22.5%
Ronald Nash(5).......................................       4,070,000              20.3%
James M. Willey(6)...................................       1,323,958               7.1%
Thomas P. Willey(6)..................................       1,323,958               7.1%
Edward T. Stolarski(7)...............................         639,289               3.4%
William Lilley III(8)................................         460,000               2.5%
Nathan Gantcher(9)...................................         350,000               1.9%
Richard S. Levy(10)..................................         313,100               1.7%
Jonathan F. Foster(11)...............................         210,000               1.1%
J. William Grimes(12)................................         204,000               1.1%
All directors and executive officers as a group (10
  persons)...........................................      13,525,305              54.2%

---------------

 (1) Unless otherwise indicated, the business address for each of such beneficial owners is c/o BrandPartners Group, Inc., 777 Third Avenue, 30th Floor, New York, New York 10017.

 (2) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective individuals does not constitute an admission that such securities are beneficially owned by them.

 (3) Includes: (i) 2,006,422 shares of common stock; and (ii) 2,500,000 shares of common stock subject to options granted by Mr. Trump to Mr. Silverman and Mr. Nash to each purchase 1,250,000 shares of common stock of the Company owned by Mr. Trump (the "Trump Options"). Mr. Silverman is deemed to beneficially own 1,250,000 shares underlying the Trump Options and Mr. Nash is deemed to beneficially own 1,250,000 shares underlying the Trump Options. Mr. Trump has sole dispositive power and may be deemed to share voting power with respect to the 2,006,422 shares beneficially owned by him, and may be deemed to share voting power and, under certain circumstances, dispositive power with respect to the 2,500,000 shares subject to Trump Options, pursuant to the agreements relating to the Trump Options and the agreements among the Company and Messrs. Trump, Silverman and Nash. The business address of Mr. Trump is c/o Trump Management, Inc., 2611 West Second Street, Brooklyn, New York 11223. See "Executive Compensation and Other Information -- Certain Relationships and Related Transactions" below.

 (4) Includes: (i) 881,000 shares of common stock; (ii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until November 17, 2004, at $.43 per share; (iii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until January 10, 2005, at $14.50 per share; (iv) options to purchase 500,000 shares of common stock from the Company, exercisable until March 25, 2007, at $1.07 per share; (v) options to purchase 500,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $.8125 per share;

     (vi) options to purchase 500,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $1.3125 per share; and
     (vii) options to purchase 250,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $5.00 per share. Mr. Silverman may be deemed to share voting power and dispositive power with respect to the 1,250,000 shares underlying his Trump Options, pursuant to the agreements relating to the Trump Options and the agreements among the Company and Messrs. Trump, Silverman and Nash. Mr. Silverman may be deemed to share voting power and, under certain circumstances, dispositive power over the shares of common stock of the Company owned by Mr. Trump. Mr. Silverman expressly disclaims beneficial ownership, by reason of the Stockholders Agreement among the Company and Messrs. Trump, Silverman and Nash, of the common stock owned by Mr. Trump. See "Executive Compensation and Other Information -- Certain Relationships and Related Transactions" below.

 (5) Includes: (i) 820,000 shares of common stock; (ii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until November 17, 2004, at $.43 per share; (iii) options to purchase 1,000,000 shares of common stock of the Company, exercisable until January 10, 2005, at $14.50 per share; (iv) options to purchase 500,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $.8125 per share; (v) options to purchase 500,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $1.3125 per share; and (vi) options to purchase 250,000 shares of common stock of the Company from Mr. Trump, exercisable until November 17, 2002, at $5.00 per share. Mr. Nash may be deemed to share voting and dispositive power with respect to the 1,250,000 shares underlying his Trump Options, pursuant to the agreements relating to the Trump Options and the agreements among the Company and Messrs. Trump, Silverman and Nash. Mr. Nash may be deemed to share voting power and, under certain circumstances, dispositive power over the shares of common stock of the Company owned by Mr. Trump. Mr. Nash expressly disclaims beneficial ownership, by reason of the Stockholders Agreement among the Company and Messrs. Trump, Silverman and Nash, of the common stock owned by Mr. Trump. See "Executive Compensation and Other Information -- Certain Relationships and Related Transactions" below.

 (6) For each of such individuals, includes 756,250 shares of common stock and an aggregate of 567,708 shares of common stock which may be acquired upon conversion of convertible subordinated promissory notes. The business address for each of such individuals is 10 Main Street, Rochester, New Hampshire 03839.

 (7) Includes 189,289 shares of common stock and 450,000 shares of common stock which may be acquired pursuant to existing stock options which are exercisable on or before June 17, 2002.

 (8) The business address for Mr. Lilley is 1615 L Street, Suite 540, Washington, D.C. 20036.

 (9) Includes 150,000 shares of common stock and 200,000 shares which may be acquired pursuant to stock options which are currently exercisable.

(10) Includes 113,100 shares of common stock and 200,000 shares which may be acquired pursuant to stock options which are currently exercisable. The business address of Mr. Levy is c/o Insignia/ESG, One Liberty Plaza, New York, New York 10006.

(11) Includes 10,000 shares of common stock and 200,000 shares of common stock which may be acquired pursuant to stock options which are currently exercisable.

(12) Includes 4,000 shares of common stock and 200,000 shares of common stock which may be acquired pursuant to stock options which are currently exercisable.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, the compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and to the only other named executive officer of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                ANNUAL COMPENSATION      AWARDS
                                                -------------------   ------------    ALL OTHER
                                                SALARY      BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     ($)        ($)          (#)            ($)
---------------------------              ----   -------   ---------   ------------   ------------
Jeffrey S. Silverman(1)................  2001        --          --           --            --
  Chairman of the Board and              2000        --          --    1,000,000(2)         --
  Chief Executive Officer                1999        --          --    1,000,000(3)         --
Edward T. Stolarski(4).................  2001   250,000     575,000(5)         --      184,125(5)
  Executive Vice President and           2000   171,000          --      400,000(6)         --
  Chief Financial Officer

---------------

(1) Mr. Silverman was elected to the Board of Directors in November 1999 and became Chairman and Chief Executive Officer in January 2000.

(2) In January 2000, at the time Mr. Silverman became Chief Executive Officer of the Company, Mr. Silverman agreed to accept, in lieu of salary for 2000, options to purchase 1,000,000 shares of common stock of the Company, exercisable for five years, at an exercise price of $14.50 per share, the market price of the Company's common stock on the date of grant, January 10, 2000.

(3) In November 1999, at the time Mr. Silverman purchased common stock of the Company from Robert Trump, and as an inducement for Mr. Silverman to join the Board of Directors of the Company, the Company granted to Mr. Silverman options to purchase 1,000,000 shares of common stock, exercisable for five years, at an exercise price of $0.43 per share, the market price of the Company's common stock on the date of grant, November 17, 1999.

(4) Mr. Stolarski was elected to the Board of Directors and became Executive Vice President in May 2000, became Chief Financial Officer in June 2000 and became Secretary in August 2001. The amount of salary paid in 2000 is for the period from commencement of employment with the Company, May 15, 2000, through December 31, 2000.

(5) Includes performance based bonuses of cash and stock (such stock reflecting the fair market value on the date of issuance) paid pursuant to Mr. Stolarski's employment agreement for the successful completion of the acquisition of, and financing for, Willey Brothers in January 2001 and the securing of $5,000,000 in mezzanine financing for Willey Brothers in October 2001.

(6) On April 26, 2000, as an inducement to join the Company, the Company granted to Mr. Stolarski options to purchase an aggregate of 400,000 shares of common stock of the Company at an exercise price of $6.38 per share, the market price of the Company's common stock on the date of grant. The options are for a term of five years and exercisable as follows: 100,000 on or after the date of grant; 150,000 on or after April 27, 2001; and, 150,000 on or after April 27, 2002.

OPTION EXERCISES AND HOLDINGS

     None of the Company's named executive officers received stock option grants during 2001.

     The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above concerning the number of unexercised options and the value of unexercised options held by such executives as of the end of 2001. No options were exercised by such executives during 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                              NUMBER OF SECURITIES        VALUE OF IN-THE-MONEY
                                             UNDERLYING UNEXERCISED      UNEXERCISED OPTIONS AT
                                                OPTIONS AT FY-END              FY-END ($)
                                            -------------------------   -------------------------
NAME                                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                        -------------------------   -------------------------
Jeffrey S. Silverman......................      2,000,000/0                     630,000/0
Edward T. Stolarski.......................       250,000/150,000                      0/0

     The value of in-the-money unexercised options is based upon the closing price of the Company's common stock on December 31, 2001, $1.06, minus the exercise price of the option. Of the 2,000,000 options exercisable by Mr. Silverman, 1,000,000 are at an exercise price of $14.50 per share, and 1,000,000 are at an exercise price of $.43 per share. All of Mr. Stolarski's options are at an exercise price of $6.38 per share.

DIRECTOR COMPENSATION

     We do not have a standard arrangement relating to the compensation of our directors. Historically, directors have been compensated for their services and attendance at meetings through the grant of options and warrants to purchase shares of common stock of the Company. No options or warrants were granted to directors in 2001. Directors who are also officers of the Company are not paid any compensation for attendance at directors' meetings or for attending or participating in committee meetings. See "Certain Relationships and Related Transactions" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL AGREEMENTS

     On April 26, 2000, we entered into an employment agreement with Edward T. Stolarski pursuant to which Mr. Stolarski agreed to serve as an Executive Vice President of the Company for an initial two-year term commencing on May 15, 2000 and ending on May 14, 2002. Under the provisions of the agreement, the term is automatically extended for successive one year periods unless either the Company or Mr. Stolarski provides notice of its or his election not to so extend the term at least ninety days prior to expiration of the then current term. Since no such notice has been given, the term of Mr. Stolarski's employment agreement has been automatically extended through May 14, 2003. Pursuant to the employment agreement, the Company has agreed to pay Mr. Stolarski a salary of $250,000 per annum. He is also eligible to receive an annual cash bonus based upon performance, as determined by the Company's board of directors in their sole discretion, provided that Mr. Stolarski shall receive a guaranteed minimum bonus of $150,000 per annum. In addition, Mr. Stolarski is entitled to receive incentive performance payments, payable at the discretion of the Company in either cash or common stock of the Company, upon the closing of any equity or debt (not including debt refinancings) raised by the Company or any of its subsidiaries, provided Mr. Stolarski participates in structuring and closing the transaction, in accordance with the following formula: between $2.5 million and $5 million, a total of $100,000; and, above $5 million, 5% of the total equity or debt raised, net of reasonable and customary expenses. In the event that Mr. Stolarski elects to terminate his employment with the

Company following a change of control, the Company has agreed to pay to Mr. Stolarski, in one lump sum payment, an amount equal to his salary, minimum guaranteed bonus and lost benefits through the remainder of the then term of the agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 17, 1999, at the time each of Mr. Silverman and Mr. Nash purchased common stock of the Company from Robert Trump, and as an inducement for Messrs. Silverman and Nash to join the Company's Board of Directors, the Company granted to each of Messrs. Silverman and Nash options to purchase 1,000,000 shares of common stock of the Company. The options were immediately exercisable at $.43 per share and expire five years from the date of grant. Messrs. Silverman and Nash were elected to the Board of Directors on such date.

     In connection with the purchase of shares of the Company's common stock by Messrs. Silverman and Nash from Mr. Trump in November 1999, the Company entered into a Stockholders Agreement dated as of November 17, 1999 with Messrs. Silverman, Nash and Trump. Under the Stockholders Agreement, these stockholders agreed that as long as Mr. Silverman holds more than 500,000 shares of the Company's common stock, Mr. Silverman will have the right to designate himself or another individual as a nominee for election as a director of the Company, and that as long as Mr. Nash holds more than 500,000 shares of the Company's common stock, Mr. Nash will have the right to designate himself or another individual as a nominee for election as a director of the Company. Further, Mr. Trump agreed to vote all of the shares of common stock beneficially owned by him in favor of the election of the Silverman and Nash designees. In addition, under the Stockholders Agreement, Mr. Trump agreed not to vote his shares in favor of any of the following actions without the written consent of Mr. Silverman for so long as Mr. Silverman owns at least 500,000 shares of common stock, or Mr. Nash for so long as Mr. Nash owns at least 500,000 shares of common stock: (i) the making, alteration, amendment or repeal of the certificate of incorporation or any part thereof, or the making, alteration, amendment or repeal of the by-laws or any part thereof, of the Company or any of its subsidiaries; (ii) the sale of all or substantially all of the assets of the Company or any of its subsidiaries in any one transaction or series of related transactions; (iii) the merger, consolidation or other business combination of the Company or any of its subsidiaries with or into any other person or entity or a statutory share exchange between the Company or any of its subsidiaries and any other person or entity; (iv) the liquidation, dissolution or winding up of the Company or any of its subsidiaries; or (v) the entering into of any contract, agreement or commitment to do, the authorization, approval, ratification or confirmation of, or the delegation of the power to act on behalf of the Company or the Board of Directors in respect of, any of the foregoing actions.

     In connection with the transactions described above, the Company also entered into a Registration Rights Agreement, dated as of November 17, 1999, with William F. Finley and Messrs. Trump, Silverman and Nash. The Registration Rights Agreement covers all of the shares (including the shares underlying the options) owned by Messrs. Trump, Finley, Silverman and Nash on the date of the agreement. The Registration Rights Agreement includes demand registration rights for each stockholder and piggyback registration rights and the requirement to file a shelf registration statement covering the shares owned by Messrs. Trump, Finley, Silverman, and Nash. The Registration Rights agreement replaces and supercedes all prior registration rights granted to Messrs. Trump and Finley.

     On January 10, 2000, Mr. Silverman was named Chairman and Chief Executive Officer of the Company and Mr. Nash was named President of the Company. Each of Messrs. Silverman and Nash agreed to accept, in lieu of salary for 2000, options to purchase 1,000,000 shares of common stock of the Company at an exercise price of $14.50 per share. The options were immediately exercisable and expire five years from the date of the grant.

     On January 16, 2001, the Company concluded the acquisition of 100% of the shares of common stock of Willey Brothers, Inc. ("Willey Brothers"). In connection with the acquisition, the Company entered into a Stock Purchase Agreement, dated as of January 11, 2001 (the "Stock Purchase Agreement"), by and among James M. Willey, individually and as trustee of the James M. Willey
Trust -- 1995 ("J. Willey"), Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998 ("T. Willey;" J. Willey and T. Willey are collectively referred to as the "Sellers"), and the Company. The purchase price for the shares of Willey Brothers (the "Purchase Price"), delivered to the Sellers on January 16, 2001, consisted of the following: $15.5 million in cash; two subordinated convertible promissory notes, each in the principal amount of $3,750,000 and convertible in accordance with their terms into shares of common stock of the Company at $4.00 per share (the "Subordinated Notes"); 1,512,500 shares of common stock of the Company, restricted in accordance with the terms of the Stock Purchase Agreement; two subordinated convertible promissory notes, each in the principal amount of $1,000,000 and convertible in accordance with their terms into shares of common stock of the Company at $3.00 per share; and, an earn-out opportunity to each of the Sellers, pursuant to which they have the opportunity to receive aggregate cash payments of up to $600,000 annually for each of the next five years in the event earnings before interest, taxes, depreciation and amortization of Willey Brothers exceeds certain targets as defined in the Stock Purchase Agreement, as amended. At the time of the transaction, the Company entered into employment agreements with each of J. Willey and T. Willey. Pursuant to the terms of such agreements, J. Willey and T. Willey will serve as co-chief executive officers of Willey Brothers for a period of five years with automatic extensions for additional one year periods unless notice of election not to extend is provided by either party at least 90 days prior to expiration of the then-current term, at a base salary of $200,000 per annum. Each of J. Willey and T. Willey are eligible to participate in the employee benefit plans offered by Willey Brothers to senior executive employees.

     In January 2001 the Company issued 1,650,000 shares of Class A Convertible Preferred Stock (the "Preferred Stock"), at a purchase price of $2.50 per share. The Preferred Stock is non-voting and, subject to ratification of such conversion rights by the stockholders of the Company, convertible into shares of common stock of the Company on a share-for-share basis. In addition to certain unrelated third parties, the following officers and directors purchased such Preferred Stock, as follows: Mr. Silverman -- 200,000 shares; Mr.
Nash -- 200,000 shares; Mr. Gantcher -- 150,000; and, Mr. Foster -- 10,000 shares. A portion of the aggregate of $4,125,000 received by the Company from the issuance of the Preferred Stock was used to pay, in part, the Purchase Price for the shares of Willey Brothers acquired on January 16, 2001, as described above. Upon ratification of the conversion rights of the Preferred Stock at the Annual Meeting of Stockholders held August 1, 2001, the Preferred Stock was converted into common stock on a one-for-one basis.

     In connection with the transactions described above, the Company entered into an Agreement, dated as of January 11, 2001, with Robert Trump, Jeffrey S. Silverman, Ronald Nash, William Lilley III, Laurence J. DeFranco, James M. Willey and Thomas P. Willey, pursuant to which the Company agreed to submit to its stockholders, as soon as practicable, a Proxy Statement, including, among other matters, a proposal seeking stockholder ratification of conversion of the Preferred Stock into common stock of the Company and the conversion rights of the Sellers to convert the Subordinated Notes into common stock of the Company in accordance with their terms. In March 2001, the parties amended said agreement to provide that such parties will vote their shares for a proposal to ratify the options granted in 1999 and 2000 by the Company to each of Messrs. Silverman, Nash, Stolarski, Foster, Gantcher and Grimes. A proxy statement, dated July 2, 2001, containing each of the above proposals was submitted to stockholders, and each of the above proposals was approved by the stockholders at the Annual Meeting of Stockholders held on August 1, 2001.

     During 2000, Mr. Lilley loaned to iMapData $100,000, evidenced by a Promissory Note dated February 12, 2001. The loan provides for no payment of interest, but provides that iMapData's tax accountant shall determine the portions of each principal payment which shall be categorized as "imputed principal" and "imputed interest" in accordance with the Internal Revenue Code of 1986, as amended (the "Code").

     During 2000, each of Messrs. Silverman and Nash loaned to iMapData $50,000, evidenced by Promissory Notes to each of Messrs. Silverman and Nash dated February 12, 2001. The loans provide for no payment of interest. Payments of principal are payable on January 31 of each year after the second anniversary of the Notes, in amounts equal to 5% of iMapData's total cash receipts, gross sales proceeds and amounts set aside as reserves by management of iMapData which management has determined are no longer necessary, less total cash disbursements of iMapData, and less reasonable operating reserves set aside by iMapData in accordance with iMapData's approved budget. In addition, during 2000, each of Messrs. Silverman and Nash loaned to the Company an aggregate of $245,000, which loans were subsequently extended and modified by Subordinated Convertible Promissory Notes to each of Messrs. Silverman and Nash dated March 1, 2001. Each of the Subordinated Convertible Promissory Notes provided for payment of the $245,000 principal, with interest accrued thereon at the applicable Federal rate per annum, on February 12, 2006, and allowed the holder thereof to convert the principal and accrued but unpaid interest into shares of common stock of the Company at a conversion rate of $2.50 per share, the closing price of the Company's common stock on March 1, 2001. All amounts due under such Subordinated Convertible Promissory Notes were repaid in December 2001.

     On February 12, 2001, an investor group, including BG Media Intermediate Fund L.P. of New York, of which Mr. Grimes, a director of the Company, is a principal, made a $3 million equity investment in exchange for a minority position in iMapData. At the time of such investment, each of Mr. Lilley and Mr. DeFranco exchanged 50,000 shares of the Company's common stock they had acquired at the time they sold iMapData to the Company in March 2000, for a 2.5% interest in iMapData. The Company is a party to a Stockholders Agreement, dated February 12, 2001, among the Company, iMapData, BG Media Intermediate Fund L.P., 1404467 Ontario Limited, William Lilley III and Laurence DeFranco.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with during 2001.

                                   PROPOSAL 2

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors proposes the ratification by the stockholders at the Annual Meeting of Stockholders of the Company of the appointment of the accounting firm of Grant Thornton LLP as independent certified public accountants who will make an examination of the accounts of the Company for the year ending December 31, 2002. Grant Thornton LLP served as the Company's independent certified public accountants for the years ending December 31, 2001 and 2000. Stockholder ratification of the selection of Grant Thornton LLP as the Company's independent certified public accountants is not required by the Company's by-laws or otherwise. If the stockholders fail to ratify the selection, the Board of Directors will consider whether to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if that representative so desires.

     The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants.

     On January 18, 2000, the Company's Board of Directors appointed Grant Thornton LLP as its independent certified public accountants, replacing Goldstein & Morris. During the year ended December 31, 1999 and the subsequent interim period through January 18, 2000, there were no disagreements with Goldstein & Morris on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Goldstein & Morris, would have caused them to make reference to the subject matter of the disagreement in their reports. The reports of Goldstein & Morris on our financial statements for the year ended December 31, 1999 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. A letter from Goldstein & Morris to the Securities and Exchange Commission, dated January 18, 2000, stating that they agree with the foregoing, was filed as an Exhibit to the Company's Form 8-K dated January 18, 2000.

AUDIT AND OTHER FEES:

     For the year ended December 31, 2001, Grant Thornton LLP billed the Company for various audit and non-audit services, as follows:

     Audit Fees. The aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with such firm's audit of the Company's financial statements for the year ended December 31, 2001, including the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for that year, were $184,652.

     Financial Information Systems Design and Implementation Fees. During 2001, Grant Thornton LLP did not perform any professional services for the Company related to financial information systems design and implementation.

     All Other Fees. The aggregate fees billed by Grant Thornton LLP for all other services rendered to the Company in connection with the 2001 year were $180,904, which included fees for tax-related services and special projects. The Audit Committee of the Board has considered whether provision of these non-audit services by Grant Thornton LLP is compatible with maintaining the independent certified public accountants' independence.

                PROPOSALS BY STOCKHOLDERS -- 2003 ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next annual meeting of stockholders (currently scheduled to be held in June 2003) must be received by the Company at its office at 777 Third Avenue, New York, New York 10017, no later than January 3, 2003 in order to be included in the Proxy Statement and form of proxy relating to such meeting. All such proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment or adjournments thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxies, discretionary authority to vote the same in respect to any such other business in accordance with their best judgment in the interest of the Company.

     MANAGEMENT UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN OR VERBAL REQUEST BY ANY SUCH STOCKHOLDER BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE FILED THEREWITH. WRITTEN REQUEST FOR SUCH REPORT SHOULD BE ADDRESSED TO SHARON BURD, VICE PRESIDENT AND CORPORATE CONTROLLER, BRANDPARTNERS GROUP, INC., 777 THIRD AVENUE, NEW YORK, NEW YORK 10017. VERBAL REQUESTS SHOULD BE MADE BY TELEPHONE TO SUCH PERSON AT (212) 446-0200.

     Stockholders are urged to vote the enclosed proxy, solicited on behalf of the Board of Directors, or vote by telephone or via the Internet. Unless a contrary direction is indicated, proxies will be voted for the election as directors of the nominees listed in this Proxy Statement and for the other proposal contained in this Proxy Statement. The proxy does not affect the right to vote in person at the meeting and may be revoked by the stockholder any time prior to its being voted.

                                          By Order of the Board of Directors

                                          JEFFREY S. SILVERMAN,
                                          Chairman

April 30, 2002

                                                                 PLEASE MARK
                                                                 YOUR VOTES  [X]
                                 PROXY BY MAIL                   LIKE THIS

                   For  Withhold                      For Against Abstain
1. ELECTION OF     All     All     2. RATIFICATION    [ ]   [ ]     [ ]
   DIRECTORS:      [ ]     [ ]        OF APPOINTMENT
   Nominees:                          OF GRANT THORNTON
   01 Richard Levy                    LLP AS INDEPENDENT
   02 Ronald Nash                     CERTIFIED PUBLIC ACCOUNTANTS

INSTRUCTION: To withhold           In their discretion, the Proxies are
authority to vote for any          authorized to vote upon such other business
individual nominee, write that     as may properly come before the meeting.
nominee's name in the blank
space below.

-------------------------------    THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                   VOTED IN THE MANNER DIRECTED HEREIN BY THE
-------------------------------    UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
                                   MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS
                                   "1" AND "2".

IF YOU WISH TO VOTE ELECTRONICALLY
PLEASE READ THE INSTRUCTIONS BELOW     CHECK HERE IF CHANGE OF ADDRESS:[ ]


                                           COMPANY NUMBER:

                                            PROXY NUMBER:

                                           ACCOUNT NUMBER:

Signature____________________ Signature_______________________Date_____________

Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
                *FOLD AND DETACH HERE AND READ THE REVERSE SIDE*

                           VOTE BY PHONE OR INTERNET
                            QUICK***EASY***IMMEDIATE

                           BRANDPARTNERS GROUP, INC.

* You can now vote your shares electronically through the Internet or the telephone.
* This eliminates the need to return the proxy card.
* Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
------------------------------
www.continentalstock.com


Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL
--------------------------

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
---------------------------
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                PLEASE DO NOT RETURN THE ABOVE CARD IF YOU VOTED
                                 ELECTRONICALLY

PROXY                                                                    PROXY



              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           BRANDPARTNERS GROUP, INC.
              PROXY - ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2002


     The undersigned hereby appoints Jeffrey S. Silverman and Edward T. Stolarski, and each of them, proxies and attorneys-in-fact of the undersigned, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brandpartners Group, Inc. held of record by the undersigned on April 24, 2002 at the Annual Meeting of Stockholders to be held on June 5, 2002 or any adjournment thereof.


                 (Continued and to be signed on reverse side.)



-----------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *